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                                                                    EXHIBIT 99.1

PRESS RELEASE                                         Source: Insignia Solutions

Insignia Solutions Completes mi4e Acquisition and Announces Executive Appointments Thursday March 17, 6:30 am ET

FREMONT, Calif.--(BUSINESS WIRE)--March 17, 2005--Insignia Solutions(R) (NASDAQ:INSG - News) today announced the completion of its acquisition of mi4e Device Management AB. Additionally, the Company has further strengthened its management team to promote business development, sales and marketing, and operations executives.

The consideration payable in the acquisition of mi4e is 3,959,588 American depositary shares (ADSs) representing ordinary shares, in addition to a maximum of 700,000 euros in a potential earn-out based on a percentage of future revenue collected from sales of existing mi4e products. Mi4e will be renamed Insignia Solutions, AB and will operate as an indirect wholly owned subsidiary of Insignia Solutions, plc.

Insignia will continue to market mi4e's Device Management Server (DMS) Client Provisioning solution. The company also plans to integrate DMS into its flagship product, SSP v2, enabling the management of hundreds of models of existing and next generation devices under a single platform.

Furthermore, the Company today announced several executive appointments which will integrate the mi4e executives and strengthen regional operations and the sales and marketing organization. Coming from a diverse group of technology companies including Openwave, Ericsson, InnoPath, Philips, and Phoenix Technologies, Insignia's senior management team has a variety of technology development, operations, sales and marketing experience.

"The completion of the mi4e acquisition and new executive appointments bring Insignia several near-term benefits including referenceable customers, a more complete and integrated mobile device management solution, and continued leadership, during this exciting phase in the development of the mobile device management market," said Mark McMillan, President and CEO of Insignia Solutions.

Anders Furehed, the former CEO of mi4e, has been named Senior VP of European Operations.

David Lai, who had been serving as Insignia's VP of Customer Solutions, has been named VP of Asia Operations.

Mr. McMillan further commented, "With the recent sharp increase in the number of major operators in Asia, the Americas and Europe running procurement cycles for standards-based, mobile device management solutions, we felt it necessary to strengthen our regional operations through the leadership of industry veterans Anders Furehed and David Lai. Both of these gentlemen bring strong regional market knowledge and years of experience in the licensing and support of carrier grade solutions. We are pleased to have Anders and David leading our efforts in these fast developing markets."

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Priyen Doshi, who had been serving as Insignia's Senior Director of Product
Marketing, has been named VP of Product Marketing.

Morgan Rees, who recently joined Insignia, has been named VP of Marketing Communications.

Insignia also announced that Peter Bernard, who served as Chief Product Officer, has left Insignia to pursue other opportunities. Product marketing responsibilities have been assumed by Insignia's VP of Product Marketing and VP of Marketing Communications.

"We thank Pete for his contributions and wish him well. Insignia has a strong and creative team of senior executives in place to maintain our momentum and continue our dialogue with potential partners and customers," concluded Mr. McMillan.

About Insignia Solutions

Insignia enables mobile operators and terminal manufacturers to manage a growing, complex and diverse community of mobile devices. Insignia's products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Insignia SSP v2 product is a complete standard-based mobile device management offering, which includes client provisioning technologies supported by most of the mobile devices in the past, OMA-DM based technology used by current mobile devices and future OMA-DM based technologies. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia Solutions is traded on NASDAQ under the symbol INSG. Insignia completed the acquisition of mi4e Device Management AB, a private company headquartered in Stockholm, Sweden. Insignia is headquartered in Fremont, California with research and development and European operations based in the United Kingdom and Sweden as well as regional offices in Geneva, Dallas, Barcelona, Melbourne, Hong Kong and Seoul. For additional information about Insignia or its products, please visit http://www.insignia.com.

Insignia's global customer list includes ACCS, Amena, Axalto, Campuz Moble, CTBC, Dobson, Haier, I wireless, MTN, New World Mobility, Porta, Telstra, 3, Soutec, Spinbox and Vodacom.

Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks, and Secure System Provisioning, Open Management Client, Dynamic Capabilities and Over-The-Air Repair are trademarks of Insignia Solutions, Inc. All other trademarks are the property of their respective holders.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical are forward-looking statements that involve risks and uncertainties. This release includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to, Insignia's need for additional capital to sustain operations, Insignia's reliance on the successful introduction of its

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Secure System Provisioning ("SSP") product line, Insignia's need to generate significantly greater revenue to achieve profitability and Insignia's liquidity and capital needs and Insignia's need to efficiently integrate the mi4e operation. Further details on these and other risks are set forth in Insignia Solutions' filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake an obligation to update forward-looking or other statements in this release.

Contact:
     Insignia Solutions
     Robert Collins, 510-360-3700
     or
     Financial Dynamics
     Teresa Thuruthiyil, 415-439-4500 (Investors)

Source: Insignia Solutions